Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-286-3636 Fax 570-286-3692

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	July 31, 2012
E-Mail: Dcurtin@weismarkets.com	Twitter: @WMKSpokesman

WEIS MARKETS REPORTS SECOND QUARTER EARNINGS INCREASE

(Sunbury, PA) – Weis Markets, Inc. (NYSE: WMK) today reported a 12.1% increase in its second quarter net income.

During the thirteen-week period ending June 30, 2012, the Company generated $23.2 million in net income while its earnings per share increased 11.7% to $.86 per share, compared to $.77 per share for the same period in 2011. Second quarter operating income increased 11.4% to $35.3 million.

Second quarter sales increased 0.1% to $677.1 million while comparable store sales increased 0.4%.

"We are operating in a stagnant sales environment resulting from the poor economy and intense competition. In the second quarter, we continued to improve efficiencies and productivity at store level and in our supply chain while enhancing quality of our customer shopping experience in terms of our in-stock position and overall freshness," said Weis Markets' President and CEO David J. Hepfinger. "We also continued to invest in our growth by acquiring and reopening three units in the Delaware Valley and extensively remodeling six units."

The Company also attributed its net income and operating income increases to disciplined promotions and marketing and a decrease in depreciation expenses when it changed depreciation methods from accelerated to straight-line.

Year to Date
For the 26-week period ending June 30, 2012, the Company's net income increased 10.0% to $43.2 million while earnings per share increased 10.3% to $1.61 compared to $1.46 in 2011. During the same period the Company's operating income increased 9.7% to $65.7 million. Year to date sales increased 0.2% to $1.3 billion while comparable store sales increased 0.7%.

About Weis Markets
Weis Markets operates 162 stores in Pennsylvania, Maryland, New York, New Jersey and West Virginia. For more information on Weis Markets, please visit www.weismarkets.com or go to www.facebook.com/WeisSuperMarket and like our page.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Second Quarter - 2012

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 30, 2012	June 25, 2011	(Decrease)
Net Sales	$677,097,000	$676,660,000	0.1%
Income Before Taxes	36,885,000	32,641,000	13.0%
Provision for Income Taxes	13,681,000	11,940,000	14.6%
Net Income	$23,204,000	$20,701,000	12.1%
Weighted Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.86	$0.77	$0.09

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 30, 2012	June 25, 2011	(Decrease)
Net Sales	$1,338,707,000	$1,336,114,000	0.2%
Income Before Taxes	68,371,000	61,984,000	10.3%
Provision for Income Taxes	25,142,000	22,683,000	10.8%
Net Income	$43,229,000	$39,301,000	10.0%
Weighted Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.61	$1.46	$0.15